UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 24, 2012

RED MOUNTAIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-54444 (Commission File Number)	27-1739487 (I.R.S. Employer Identification Number)

2515 McKinney Avenue, Suite 900 Dallas, Texas		75201
(Address of principal executive offices)		(Zip Code)
(214) 871-0400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 24, 2012, Red Mountain Resources, Inc. (the “Company”) entered into a stock purchase agreement with a stockholder of Cross Border Resources, Inc. (“Cross Border”) pursuant to which the stockholder agreed to sell 907,145 shares of Cross Border common stock in exchange for the issuance of 1,814,290 shares of the Company’s common stock.

The closing of the stock purchase agreement occurred on December 27, 2012. The offer and sale of the Company’s common stock pursuant to the agreement was made in reliance on the private placement exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. The offer and sale of the Company’s common stock was conducted without general solicitation or general advertising, the purchaser represented that it was an “accredited investor” as defined in Rule 501 of Regulation D, and the purchaser represented that the common stock was acquired for its own account and was not intended to be sold or disposed of in violation of securities laws. The common stock issued to the purchaser also contained appropriate restricted stock legends.

As of December 27, 2012, the Company owned of record 7,615,241 shares of Cross Border common stock, representing 46.7% of the outstanding shares of common stock of Cross Border. In addition, as of December 27, 2012, the Company owned warrants to acquire an additional 2,136,164 shares of Cross Border common stock. As of December 27, 2012, the Company had outstanding stock purchase agreements pursuant to which it had agreed to acquire an additional 5,037,869 shares of Cross Border common stock and warrants for the purchase of 366,667 shares of Cross Border common stock. Upon closing of the outstanding stock purchase agreements, the Company would own 12,653,110 shares of Cross Border common stock, representing 77.6% of the outstanding shares of common stock of Cross Border as of December 27, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 31, 2012	RED MOUNTAIN RESOURCES, INC.

	By:	/s/ Alan W. Barksdale
Alan W. Barksdale
Chief Executive Officer